Exhibit 99.1

EPR PROPERTIES REPORTS THIRD QUARTER 2020 RESULTS

Kansas City, MO, November 4, 2020 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2020 (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020 (1)	2019 (2)	2020 (1)	2019 (2)
Total revenue from continuing operations	$63,877	$169,356	$321,249	$481,623
Net (loss) income available to common shareholders	(91,938)	27,969	(129,853)	147,844
Net (loss) income available to common shareholders per diluted common share	(1.23)	0.36	(1.70)	1.94
Funds From Operations as adjusted (FFOAA) (a non-GAAP financial measure)	(11,699)	115,309	95,645	323,519
FFOAA per diluted common share (a non-GAAP financial measure)	(0.16)	1.46	1.25	4.19
Adjusted Funds From Operations (AFFO) (a non-GAAP financial measure)	2,698	113,647	126,078	323,567
AFFO per diluted common share (a non-GAAP financial measure)	0.04	1.44	1.65	4.19

(1) The operating results for the three and nine months ended September 30, 2020, include $49.8 million of straight-line and other receivable write-offs, or $0.67 per share, related to moving two customers to cash basis for revenue recognition purposes at the end of the third quarter. These write-offs are reflected in all metrics in these columns except that AFFO per diluted share for the three and nine months ended September 30, 2020 excludes the impact of the straight-line portion of these write-offs totaling $23.9 million.

(2) The operating results of the Company's public charter school portfolio for the three and nine months ended September 30, 2019, include $11.3 million and $22.9 million in termination fees, respectively, and are included in all metrics in these columns except for total revenue from continuing operations. The remaining public charter school portfolio was sold subsequent to September 30, 2019.

Third Quarter Company Headlines

•Collections Ramping Up - For July, August and September, cash collections from customers continued to improve and were approximately 35%, 40% and 48% of contractual cash revenue, respectively.
•Property Openings Increase - Approximately 93% of non-theatre properties and 63% of theatre properties were open as of November 3, 2020. In addition, New York and California are making progress in reopening theatres.
•Strong Liquidity Position - The Company had minimal cash burn during the quarter and with nearly $1.0 billion of cash on hand at quarter-end, the Company believes it has sufficient liquidity to navigate through the impact of the pandemic.
•Extension of Covenant Waivers - Waivers of certain covenants related to the Company’s bank credit facilities have been extended through December 31, 2021, providing additional flexibility to work through issues with customers as needed. The Company is currently negotiating a similar covenant waiver extension relating to its private placement notes.
•Two Customers Placed on Cash Basis – At the end of the quarter, two customers were placed on cash basis for revenue recognition purposes and, as a result, all of the associated receivables related to these two customers were written-off.

CEO Comments
“As the impact of the COVID-19 pandemic persists, we continue to focus on ensuring our strong liquidity position and helping to facilitate on-going property openings and tenant recovery,” stated Greg Silvers, Company President and CEO. “We limited our cash burn during the quarter and reached rent resolution with the vast majority of our customers and have seen an improvement in cash collections. We have also extended our debt covenant waivers on our bank credit facilities to provide additional flexibility through the end of next year. While uncertainty remains, particularly around the timing of a widespread reopening of theatres, we are encouraged by the return to business of the rest of our customers and our stable balance sheet position.”

COVID-19 Response and Update

Collections and Property Openings
Approximately 93% of the Company's non-theatre and 63% of the Company's theatre locations were open for business as of November 3, 2020. Cash collections from tenants and borrowers during the third quarter continued to improve and were 35%, 40% and 48% for July, August and September, respectively. The Company has reached resolution with customers representing approximately 90% of its annualized pre-COVID contractual cash rent and interest payments, however, additional deferral agreements related to certain theatre tenants are currently being negotiated as discussed below. Based on the Company's current agreements and ongoing negotiations with customers, permanent rent and interest payment adjustments are currently expected to lower annualized pre-COVID contractual cash rent and interest payments by approximately 5% to 7%. However, there can be no assurance that additional permanent rent or interest payment reductions or other term modifications will not occur in future periods in light of the continued adverse impact of the pandemic, particularly ongoing uncertainty in the theatre industry.

Theatre Update
The customers occupying the Company's theatre properties are facing several challenges as they diligently try to reopen. As a result of the impact of the COVID-19 pandemic, some of our theatre locations remain closed due to state and local restrictions, including key markets in New York and California. Other theatres are currently closed by operator choice, including 52 of our theatres operated by Regal Cinemas ("Regal"), a subsidiary of Cineworld Group, as movie studios continue to delay the release of blockbuster movies in hopes that larger audiences will be available as additional markets open. The delay of these movie releases has had a significant negative impact on current and expected box office performance. Although the Company previously completed deferral agreements with respect to substantially all of its theatre properties, the Company is currently working on additional deferral agreements with certain of its theatre customers as a result of these continuing challenges.

Due to the challenges facing theatres and the continued uncertainty caused by the pandemic, at the end of the third quarter, the Company determined it was appropriate to begin recognizing revenue from Regal on a cash basis. Accordingly, the Company recorded write-offs of accounts receivable of approximately $49.8 million, or $0.67 per share, at the end of the quarter ended September 30, 2020 related to Regal as well as one attraction tenant where a similar assessment was made that cash accounting is appropriate. The write-offs were recorded primarily as a reduction in rental revenue and consisted of $23.9 million in straight line rent receivables and $25.9 million of other receivables.

Below provides an update of classification of customers as of September 30, 2020:

Classification of Customers
($ in millions)
	Annualized Revenue (1)
No Payment Deferral	$107	17%
Payments Deferred and Recognized as Revenue During Deferral Period	233	37%
Payments Deferred But Not Recognized as Revenue During Deferral Period	29	5%
Cash Basis/Lease Restructurings (2)	245	39%
New Vacancies	10	2%
Total	$624	100%

(1) Represents annualized pre-COVID contractual revenue which includes cash rent (including tenant reimbursements) and interest payments.
(2) Includes leases for tenants accounted for on a cash basis and/or leases for tenants that have been or are expected to be restructured. This category includes AMC and Regal.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility through the pandemic. The Company’s cash provided by operations (which includes interest payments) of $2.0 million, less preferred dividends paid of $6.0 million, resulted in an outflow of $4.0 million during the quarter. The Company has no scheduled debt maturities until 2022 and had over $985.0 million of cash on hand at quarter-end. As discussed in more detail below, the Company amended the agreement governing its bank credit facilities to, among other things, extend the waiver of the Company's obligations to comply with certain covenants through the earlier of December 31, 2021, or when the Company provides notice that it elects to terminate the covenant relief period, subject to certain conditions.

Other Charges
As a result of the COVID-19 pandemic, the Company reassessed the expected holding periods of two Eat & Play properties during the third quarter, and determined that the estimated cash flows were not sufficient to recover the carrying values. Accordingly, during the three months ended September 30, 2020, the Company recognized non-cash impairment charges on real estate investments of $11.6 million for these two properties. Also during the third quarter, the Company recognized credit loss expense totaling $5.7 million that primarily related to reserving the outstanding principal balance of one note receivable due to recent changes in the borrower's financial status as a result of the COVID-19 pandemic.

During the third quarter, the Company recognized $18.4 million in income tax expense that primarily related to recognizing a full valuation allowance of $18.0 million on deferred tax assets related to the Company's taxable REIT subsidiary and Canadian tax paying entity as a result of the uncertainty of realization created by the COVID-19 pandemic.

Portfolio Update
The Company's total investments (a non-GAAP financial measure) were approximately $6.7 billion at September 30, 2020 with Experiential totaling $5.9 billion, or 89%, and Education totaling $0.8 billion, or 11%.

The Company's Experiential portfolio (excluding property under development) consisted of the following property types (owned or financed) at September 30, 2020:
•180 theatre properties;
•56 eat & play properties (including seven theatres located in entertainment districts);
•18 attraction properties;
•13 ski properties;
•six experiential lodging properties;
•one gaming property;
•three cultural properties; and
•seven fitness & wellness properties.

As of September 30, 2020, the Company's owned Experiential portfolio consisted of approximately 19.5 million square feet, which was 96.4% leased and included $44.1 million in property under development and $22.8 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at September 30, 2020:
•69 early childhood education center properties; and
•16 private school properties.

As of September 30, 2020, the Company's owned Education portfolio consisted of approximately 1.9 million square feet, which was 100% leased and included $3.0 million in undeveloped land inventory.

The combined owned portfolio consisted of 21.4 million square feet and was 96.7% leased.

Investment Update
The Company's investment spending for the three months ended September 30, 2020 totaled $8.7 million (bringing the year-to-date investment spending to $62.3 million), and included spending on Experiential build-to-suit development and redevelopment projects.

Balance Sheet and Liquidity Update
At September 30, 2020, the Company's net debt to gross assets ratio (a non-GAAP Financial Measure) was 42%.

At September 30, 2020, the Company had $985.4 million of unrestricted cash on hand and $750.0 million outstanding under its $1.0 billion unsecured revolving credit facility. The Company has no scheduled debt maturities until 2022 when its unsecured revolving credit facility comes due.

During the quarter ended September 30, 2020, Moody's downgraded the credit rating for the Company's unsecured debt to Baa3. As a result, the interest rate spreads on the Company's outstanding borrowings under its bank credit facilities increased by 0.25%. Subsequent to September 30, 2020, Fitch and Standard and Poor's downgraded the credit ratings for the Company's unsecured debt to BB+. As a result, the interest rate payable on the Company's outstanding private placement notes increased by 0.60%. In addition, as a result of these downgrades, the Company is in the process of causing certain of its key subsidiaries to guarantee the Company's obligations under its bank credit facilities, private placement notes and other outstanding senior unsecured notes in accordance with existing agreements with the holders of such indebtedness.

On November 3, 2020, the Company amended the agreement governing its bank credit facilities (including its revolving credit facility and $400.0 million term loan). The amendment modified certain provisions and extended the waiver of the Company's obligation to comply with certain covenants under these facilities through December 31, 2021 in light of the continuing financial and operational impacts of the COVID-19 pandemic on the Company and its tenants and borrowers. The Company can elect to terminate the covenant relief period early, subject to certain conditions. The loans subject to the modifications continue to bear interest at the same higher rates during the covenant relief period as specified in the previous waiver, and will return to the original pre-waiver levels at the end of such period, subject to certain conditions. The rates during and after the covenant relief period continue to be subject to change based on long-term unsecured debt ratings, as defined in the agreements.

The amendment to the agreement governing the Company's bank credit facilities continues to impose additional restrictions on the Company during the covenant relief period, including limitations on certain investments, incurrences of indebtedness, capital expenditures, payment of dividends or other distributions, minimum liquidity and share repurchases, in each case subject to certain exceptions. The Company is currently negotiating a similar covenant waiver extension relating to its $340.0 million of private placement notes.

Dividend Information
The monthly cash dividend to common shareholders was suspended following the common share dividend paid on May 15, 2020 to shareholders of record as of April 30, 2020. The Company is restricted from paying dividends on its common shares during the covenant relief period, subject to certain limited exceptions, and there can be no assurances as to the Company's ability to reinstitute cash dividend payments to common shareholders or the timing thereof.

The Board declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on November 5, 2020 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at http://investors.eprkc.com/webcasts. To access the call, audio only, dial (866) 587-2930 and when prompted, provide the passcode 1372156.

You may watch a replay of the webcast by visiting the Webcasts page at http://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the third quarter and nine months ended September 30, 2020 is available in the Investor Center on the Company's website located at http://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of (Loss) Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Rental revenue	$55,591	$150,962	$288,165	$438,257
Other income	182	11,464	8,171	17,534
Mortgage and other financing income	8,104	6,930	24,913	25,832
Total revenue	63,877	169,356	321,249	481,623
Property operating expense	13,759	14,494	42,181	44,642
Other expense	2,680	11,403	15,012	19,494
General and administrative expense	10,034	11,600	31,454	35,540
Severance expense	—	1,521	—	1,941
Costs associated with loan refinancing or payoff	—	38,269	820	38,269
Interest expense, net	41,744	36,667	114,837	107,088
Transaction costs	2,776	5,959	4,622	18,005
Credit loss expense	5,707	—	10,383	—
Impairment charges	11,561	—	62,825	—
Depreciation and amortization	42,059	41,644	128,319	116,436
(Loss) income before equity in (loss) income from joint ventures, other items and discontinued operations	(66,443)	7,799	(89,204)	100,208
Equity in (loss) income from joint ventures	(1,044)	(435)	(3,188)	524
Impairment charges on joint ventures	—	—	(3,247)	—
Gain on sale of real estate	—	845	242	457
(Loss) income before income taxes	(67,487)	8,209	(95,397)	101,189
Income tax (expense) benefit	(18,417)	600	(16,354)	2,505
(Loss) income from continuing operations	$(85,904)	$8,809	$(111,751)	$103,694
Discontinued operations:
Income from discontinued operations before other items	—	11,736	—	32,304
Gain on sale of real estate from discontinued operations	—	13,458	—	29,948
Income from discontinued operations	—	25,194	—	62,252
Net (loss) income	(85,904)	34,003	(111,751)	165,946
Preferred dividend requirements	(6,034)	(6,034)	(18,102)	(18,102)
Net (loss) income available to common shareholders of EPR Properties	$(91,938)	$27,969	$(129,853)	$147,844
Net (loss) income available to common shareholders of EPR Properties per share:
Continuing operations	$(1.23)	$0.04	$(1.70)	$1.12
Discontinued operations	—	0.32	—	0.82
Basic	$(1.23)	$0.36	$(1.70)	$1.94

Continuing operations	$(1.23)	$0.04	$(1.70)	$1.12
Discontinued operations	—	0.32	—	0.82
Diluted	$(1.23)	$0.36	$(1.70)	$1.94
Shares used for computation (in thousands):
Basic	74,613	77,632	76,456	76,169
Diluted	74,613	77,664	76,456	76,207

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30, 2020	December 31, 2019
Assets
Real estate investments, net of accumulated depreciation of $1,072,201 and $989,254 at September 30, 2020 and December 31, 2019, respectively	$5,067,657	$5,197,308
Land held for development	25,846	28,080
Property under development	44,103	36,756
Operating lease right-of-use assets	185,459	211,187
Mortgage notes and related accrued interest receivable	362,011	357,391
Investment in joint ventures	29,571	34,317
Cash and cash equivalents	985,372	528,763
Restricted cash	2,424	2,677
Accounts receivable	129,714	86,858
Other assets	75,053	94,174
Total assets	$6,907,210	$6,577,511
Liabilities and Equity
Accounts payable and accrued liabilities	$95,429	$122,939
Operating lease liabilities	225,379	235,650
Dividends payable	6,063	35,458
Unearned rents and interest	75,415	74,829
Debt	3,854,855	3,102,830
Total liabilities	4,257,141	3,571,706
Total equity	$2,650,069	$3,005,805
Total liabilities and equity	$6,907,210	$6,577,511

The historical financial results of the public charter schools sold by the Company in 2019 are reflected in the Company's consolidated statements of income as discontinued operations for the three and nine months ended September 30, 2019. The operating results relating to discontinued operations are as follows (unaudited, dollars in thousands):

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Rental revenue	$10,300	$31,058
Mortgage and other financing income	5,206	12,421
Total revenue	15,506	43,479
Property operating expense	169	585
Costs associated with loan refinancing or payoff	138	138
Interest expense, net	(27)	(344)
Depreciation and amortization	3,490	10,796
Income from discontinued operations before other items	11,736	32,304
Gain on sale of real estate	13,458	29,948
Income from discontinued operations	$25,194	$62,252

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO costs associated with loan refinancing or payoff, transaction costs, severance expense, preferred share redemption costs, impairment of operating lease right-of-use assets, termination fees associated with tenants' exercises of public charter school buy-out options and credit loss expense and subtracting deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense to management and Trustees and amortization of above and below market leases, net and tenant allowances; and subtracting maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing impact of straight-lined ground sublease expense), and the non-cash portion of mortgage and other financing income.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO for the three and nine months ended September 30, 2020 and 2019 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
FFO:
Net (loss) income available to common shareholders of EPR Properties	$(91,938)	$27,969	$(129,853)	$147,844
Gain on sale of real estate	—	(14,303)	(242)	(30,405)
Impairment of real estate investments, net (1)	11,561	—	47,816	—
Real estate depreciation and amortization	41,791	44,863	127,467	126,475
Allocated share of joint venture depreciation	369	553	1,130	1,662
Impairment charges on joint ventures	—	—	3,247	—
FFO available to common shareholders of EPR Properties	$(38,217)	$59,082	$49,565	$245,576

FFO available to common shareholders of EPR Properties	$(38,217)	$59,082	$49,565	$245,576
Add: Preferred dividends for Series C preferred shares	—	—	—	5,817
Add: Preferred dividends for Series E preferred shares	—	—	—	5,817
Diluted FFO available to common shareholders of EPR Properties	$(38,217)	$59,082	$49,565	$257,210

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
FFOAA:
FFO available to common shareholders of EPR Properties	$(38,217)	$59,082	49,565	$245,576
Costs associated with loan refinancing or payoff	—	38,407	820	38,407
Transaction costs	2,776	5,959	4,622	18,005
Severance expense	—	1,521	—	1,941
Termination fees included in gain on sale	—	11,324	—	22,858
Impairment of operating lease right-of-use assets (1)	—	—	15,009	—
Credit loss expense	5,707	—	10,383	—
Deferred income tax expense (benefit)	18,035	(984)	15,246	(3,268)
FFOAA available to common shareholders of EPR Properties	$(11,699)	$115,309	$95,645	$323,519

FFOAA available to common shareholders of EPR Properties	$(11,699)	$115,309	$95,645	$323,519
Add: Preferred dividends for Series C preferred shares	—	1,939	—	5,817
Add: Preferred dividends for Series E preferred shares	—	1,939	—	5,817
Diluted FFOAA available to common shareholders of EPR Properties	$(11,699)	$119,187	$95,645	$335,153

AFFO:
FFOAA available to common shareholders of EPR Properties	$(11,699)	$115,309	$95,645	$323,519
Non-real estate depreciation and amortization	268	271	852	757
Deferred financing fees amortization	1,498	1,552	4,783	4,571
Share-based compensation expense to management and trustees	3,410	3,372	10,382	9,832
Amortization of above and below market leases, net and tenant allowances	(124)	(107)	(384)	(224)
Maintenance capital expenditures (2)	(8,911)	(2,370)	(11,130)	(3,177)
Straight-lined rental revenue	17,969	(4,399)	25,448	(10,036)
Straight-lined ground sublease expense	216	256	599	645
Non-cash portion of mortgage and other financing income	71	(237)	(117)	(2,320)
AFFO available to common shareholders of EPR Properties	$2,698	$113,647	$126,078	$323,567

AFFO available to common shareholders of EPR Properties	$2,698	$113,647	$126,078	$323,567
Add: Preferred dividends for Series C preferred shares	—	1,939	—	5,817
Add: Preferred dividends for Series E preferred shares	—	1,939	—	5,817
Diluted AFFO available to common shareholders of EPR Properties	$2,698	$117,525	$126,078	$335,201

FFO per common share:
Basic	$(0.51)	$0.76	$0.65	$3.22
Diluted	(0.51)	0.76	0.65	3.21
FFOAA per common share:
Basic	$(0.16)	$1.49	$1.25	$4.25
Diluted	(0.16)	1.46	1.25	4.19
AFFO per common share:
Basic	$0.04	$1.46	$1.65	$4.25
Diluted	0.04	1.44	1.65	4.19
Shares used for computation (in thousands):
Basic	74,613	77,632	76,456	76,169
Diluted	74,613	77,664	76,456	76,207

Weighted average shares outstanding-diluted EPS	74,613	77,664	76,456	76,207
Effect of dilutive Series C preferred shares	—	2,170	—	2,158
Effect of dilutive Series E preferred shares	—	1,634	—	1,628
Adjusted weighted average shares outstanding-diluted Series C and Series E	74,613	81,468	76,456	79,993
Other financial information:
Dividends per common share	$—	$1.1250	$1.5150	$3.3750
Amounts above include the impact of discontinued operations, which are separately classified in the consolidated statements of income for all periods.

(1) Impairment charges recognized during the nine months ended September 30, 2020 totaled $62.8 million, which was comprised of $47.8 million of impairments of real estate investments and $15.0 million of impairments of operating lease right-of-use assets.
(2) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO per share for the nine months ended September 30, 2019 and FFOAA per share for the three and nine months ended September 30, 2019. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and FFOAA per share for these periods.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced for cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets
Net Debt to Gross Assets is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating Net Debt to Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDA
Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as EBITDAre (defined above) for the quarter excluding severance expense, credit loss expense, transaction costs, impairment losses on operating lease right-of-use assets and prepayment fees. For the three months ended September 30, 2020, Adjusted EBITDA was further adjusted to reflect Adjusted EBITDA on a cash basis related to Regal and one attraction tenant.

The Company's method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Reconciliations of debt and total assets (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets, EBITDAre and Adjusted EBITDA (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	September 30,
	2020	2019
Net Debt:
Debt	$3,854,855	$3,101,611
Deferred financing costs, net	35,140	38,384
Cash and cash equivalents	(985,372)	(115,839)
Net Debt	$2,904,623	$3,024,156

Gross Assets:
Total Assets	$6,907,210	$6,633,290
Accumulated depreciation	1,072,201	989,480
Cash and cash equivalents	(985,372)	(115,839)
Gross Assets	$6,994,039	$7,506,931

Net Debt to Gross Assets	42%	40%

	Three Months Ended September 30,
	2020	2019
EBITDAre and Adjusted EBITDA:
Net (loss) income	$(85,904)	$34,003
Interest expense, net	41,744	36,640
Income tax expense (benefit)	18,417	(600)
Depreciation and amortization	42,059	45,134
Gain on sale of real estate	—	(14,303)
Impairment of real estate investments, net	11,561	—
Costs associated with loan refinancing or payoff	—	38,407
Allocated share of joint venture depreciation	369	553
Allocated share of joint venture interest expense	741	739
EBITDAre	$28,987	$140,573

Severance expense	—	1,521
Transaction costs	2,776	5,959
Credit loss expense	5,707	—
Accounts receivable write-offs from prior periods (1)	13,533	—
Straight-line receivable write-offs from prior periods (1)	19,927	—
Prepayment fees	—	(1,760)
Adjusted EBITDA	$70,930	$146,293

Amounts above include the impact of discontinued operations, which are separately classified in the consolidated statements of (loss) income and comprehensive (loss) income.

(1) Included in rental revenue from continuing operations in the accompanying consolidated statements of income. Rental revenue includes the following:
	Three Months Ended September 30,
	2020	2019
Minimum rent	$83,230	$139,844
Accounts receivable write-offs from prior periods	(13,533)	—
Tenant reimbursements	2,413	5,129
Percentage rent	1,303	3,032
Straight-line rental revenue	1,958	2,866
Straight-line receivable write-offs from prior periods	(19,927)	—
Other rental revenue	147	91
Rental revenue	$55,591	$150,962

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable (including related accrued interest receivable), investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total investments to total assets (computed in accordance with GAAP) is included in the following table (unaudited, in thousands):

	September 30, 2020	December 31, 2019
Total Investments:
Real estate investments, net of accumulated depreciation	$5,067,657	$5,197,308
Add back accumulated depreciation on real estate investments	1,072,201	989,254
Land held for development	25,846	28,080
Property under development	44,103	36,756
Mortgage notes and related accrued interest receivable	362,011	357,391
Investment in joint ventures	29,571	34,317
Intangible assets, gross (1)	58,402	57,385
Notes receivable and related accrued interest receivable, net (1)	7,373	14,026
Total investments	$6,667,164	$6,714,517

Total investments	$6,667,164	$6,714,517
Operating lease right-of-use assets	185,459	211,187
Cash and cash equivalents	985,372	528,763
Restricted cash	2,424	2,677
Accounts receivable	129,714	86,858
Less: accumulated depreciation on real estate investments	(1,072,201)	(989,254)
Less: accumulated amortization on intangible assets	(15,385)	(12,693)
Prepaid expenses and other current assets	24,663	35,456
Total assets	$6,907,210	$6,577,511

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	September 30, 2020	December 31, 2019
Intangible assets, gross	$58,402	$57,385
Less: accumulated amortization on intangible assets	(15,385)	(12,693)
Notes receivable and related accrued interest receivable, net	7,373	14,026
Prepaid expenses and other current assets	24,663	35,456
Total other assets	$75,053	$94,174
About EPR Properties
EPR Properties is a leading experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have nearly $6.7 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to the uncertain financial impact of COVID-19, our capital resources and liquidity, expected waivers of financial covenants related to our private placement notes, expected liquidity and performance of our customers, including AMC and Regal, our expected revenue and customer deferral agreements, our expected dividend payments and share repurchases and our results of operations and financial condition. The estimates presented herein are based on the Company's current expectations and, given the current economic uncertainty, there can be no assurances that the Company will be able to continue to comply with other applicable covenants under its debt agreements, which could materially impact actual performance. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission ("SEC") on May 11, 2020.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com